                                                                 Exhibit (o)(ii)


                              SCHWAB CAPITAL TRUST
                    AMENDED AND RESTATED MULTIPLE CLASS PLAN


      This document amends and restates the MULTIPLE CLASS PLAN (the "Plan") of SCHWAB CAPITAL TRUST, a Massachusetts business trust (the "Trust"), adopted on February 28, 1996 pursuant to Rule 18f-3(d) under the Investment Company Act of 1940, as amended (the "1940 Act"). The Plan is applicable to the Trust's investment portfolio(s) identified on Schedule A hereto, as such Schedule may be amended from time to time (each a "Fund", collectively the "Funds").

      WHEREAS, it is desirable to enable the Trust to have flexibility in meeting the investment and shareholder servicing needs of its current and future investors; and

      WHEREAS, the Board of Trustees of the Trust (the "Board of Trustees"), including a majority of the Trustees who are not "interested persons" of the Trust, as such term is defined by the 1940 Act, mindful of the requirements imposed by Rule 18f-3(d) under the 1940 Act, has determined to adopt this Plan to enable the Fund to provide appropriate services to certain designated classes of shareholders of the Fund;

      NOW, THEREFORE, the Trust designates the Plan as follows:

      1. Designation of Classes. Each Fund listed in "Group I" on Schedule A shall offer its Shares in three classes: Investor Shares, e.Shares and Select Shares. Each Fund listed in "Group II" on Schedule A shall offer its units of beneficial interest ("Shares") in two classes: Investor Shares and Select Shares.

      2. Redesignation of Existing Shares. The currently outstanding Shares of each Fund listed in Group I on Schedule A shall continue to be designated as Investor Shares and e.Shares, as appropriate. The currently outstanding Shares of the Funds listed in "Group II" on Schedule A shall be redesignated as Investor Shares.

      3. Purchases: Investor Shares and Select Shares are distributed to the general public pursuant to procedures outlined in the Trust's Registration Statement. The e.Shares may be purchased only through electronic means pursuant to procedures established by the distributor, as outlined in the Trust's Registration Statement, e.g., through SchwabLink(TM).

      4. Minimum Transaction Requirements. The minimum initial investment, subsequent investment, and Fund balance requirements applicable to the Select Shares shall be higher than those applicable to Investor Shares and e.Shares, as determined from time to time by Charles Schwab Investment Management, Inc. ("CSIM"). The minimum initial investment, subsequent investment, and Fund balance requirements applicable to e.Shares and Investor Shares shall be the same, as determined from time to time by CSIM.

      5. Shareholder Services and Transfer Agency Fees Specific to Each Class. Regular assistance through non-electronic shareholder services (e.g. the placement of purchase and redemption orders and exchange requests for Fund Shares) shall be offered only with respect to the Investor Shares and the Select Shares and not the e.Shares. Accordingly, the shareholder service fee charged to Investor Shares shall be higher than that charged to e.Shares, as set forth on Schedule A hereto and in the Shareholder Service Agreement and schedules, dated July 21, 1993, as amended from time to time, between the Trust and Charles Schwab & Co., Inc. (the "Shareholder Servicing Agent"). As a result of costs and expenses attributable to servicing shareholders of Investor Shares and the services rendered to Investor Shares, the shareholder service and transfer agent fees charged to Investor Shares shall be higher than those charged to Select Shares as set forth on Schedule A hereto and in the Shareholder Service Agreement and schedules, dated May 1, 1993, as amended from time to time, between the Trust and the Shareholder Servicing Agent.

      6. Exchange Privilege. Each class of shares of each Fund shall be exchangeable for shares of any Fund of the Trust or of Schwab Investments and The Charles Schwab Family of Funds, including all classes of shares of such Funds, provided that the minimum investment and any other requirements of the Fund or class for which the shares are exchanged are satisfied.

      7. Allocation of Expenses. Each class shall pay all of the expenses of its distribution and shareholder services arrangement (such arrangements for shareholder services or distribution, or both, shall be a different arrangement from other classes). At the Board of Trustees' discretion, each class may pay a different share of other expenses, not including advisory or custodial fees or other expenses related to the management of the Fund's assets, if these expenses are actually incurred in a different amount by that class, or if the class receives services of a different kind or to a different degree than other classes. All other expenses, including (i) advisory or custodial fees or other expenses related to the management of the Fund's assets and (ii) costs of implementing this plan, shall be allocated to each class on the basis of the relative net asset value of that class in relation to the net asset value of the Fund. If, in the future, new class(es) are added to a Fund, any costs of implementing this plan for such new class(es) shall be allocated to those classes of the Fund then in existence before the addition of the new class structure and shall not be charged to the new class(es).

      8. Voting Rights. Each Share held entitles the Shareholder of record to one vote. Each Fund will vote separately on matters relating solely to that Fund. Each class of a Fund shall have exclusive voting rights on any matter submitted to Shareholders that relates solely to that class, and shall have separate voting rights on any matter submitted to Shareholders in which the interests of one class differ from the interests of any other class. However, all Fund Shareholders will have equal voting rights on matters that affect all Fund Shareholders equally.

      9. Distributions. The amount of dividends payable on each class will be calculated on the basis of net asset value per share. Dividends declared will be paid annually in December, subject to the Trust's Board of Trustees' discretion. Capital gains will be distributed to each class in accordance with Rule 18f-3.

      10. Termination and Amendment. This Plan may be terminated or materially amended at any time by vote of a majority of the Board of Trustees, including a majority of the Trustees who are not interested persons of the Trust, as such term is defined by the 1940 Act. Any non-material amendment of this Plan may be made by CSIM.

      11. The names "Schwab Capital Trust" and "Board of Trustees" refer respectively to the Trust created and the Trustees, as Trustees but not individually or personally, acting from time to time under a Declaration of Trust, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of Schwab Capital Trust entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series and/or class of Shares of the Trust must look solely to the assets of the Trust belonging to such series and/or class for the enforcement of any claims against the Trust.



                                          SCHWAB CAPITAL TRUST


                                          By:   __________________
                                                Randall W. Merk,
                                                President and Chief Executive
                                                Officer

                               SCHEDULE A TO THE
                             MULTIPLE CLASS PLAN OF
                              SCHWAB CAPITAL TRUST

Name of Fund and Class                Shareholder Service     Transfer Agency Fee (as
                                      Fee (as a percentage    a percentage of average
                                      of average daily net    daily net assets of the
                                      assets of the Fund      Fund Class)
                                      Class)
A.  Group I

Schwab S&P 500 Fund-Investor Shares            0.20%                   0.05%
Schwab S&P 500 Fund-e.Shares                   0.05%                   0.05%
Schwab S&P 500 Fund-Select Shares              0.05%                   0.05%

B.  Group II

Schwab International Index                     0.20%                   0.05%
Fund-Investor Shares
Schwab International Index                     0.05%                   0.05%
Fund-Select Shares
Schwab Small-Cap Index Fund-                   0.20%                   0.05%
Investor Shares
Schwab Small-Cap Index Fund-                   0.05%                   0.05%
Select Shares

Schwab Total Stock Market Index                0.20%                   0.05%
Fund-Investor Shares
Schwab Total Stock Market Index                0.05%                   0.05%
Fund-Select Shares
Schwab Small-Cap Equity                        0.20%                   0.05%
Fund-Investor Shares

Schwab Small-Cap Equity Fund-Select            0.05%                   0.05%
Shares


                                                      SCHWAB CAPITAL TRUST


                                                      By:   __________________
                                                            Randall W. Merk,
                                                            President and Chief
                                                            Executive Officer